Exhibit 99.1

Tetraphase Pharmaceuticals Reports Fourth-Quarter and Full-Year 2015 Financial Results and

Provides Corporate Update

– Company to host conference call at 4:30 p.m. ET today –

WATERTOWN, Mass., February 23, 2016 – Tetraphase Pharmaceuticals, Inc. (NASDAQ:TTPH), a clinical stage biopharmaceutical company developing novel antibiotics to treat life-threatening multidrug-resistant (MDR) infections, today reported financial results for the fourth quarter and year ended December 31, 2015 and provided a review of corporate milestones for 2016.

“We are focused on continuing to advance the development of eravacycline as we remain confident in its potential to become an important option for patients with serious infections,” said Guy Macdonald, Tetraphase’s President and Chief Executive Officer. “We continue to have discussions with the FDA regarding the next steps for IV eravacycline and look forward to providing an update after we have received regulatory guidance, which we still anticipate in the first quarter of 2016.”

“In parallel, we are planning to initiate an additional phase 3 clinical trial for once-daily IV eravacycline in complicated urinary tract infections (cUTI) in the third quarter of 2016, the design for which is currently being finalized. We are also continuing the clinical development of an oral dose formulation for eravacycline,” Mr. Macdonald added. “Beyond the eravacycline program, we are advancing our pipeline of novel antibiotic candidates. We will continue our phase 1 clinical program for TP-271 which is being developed to combat respiratory disease caused by bacterial biothreats and antibiotic-resistant public health pathogens. We also plan to initiate a phase 1 clinical trial evaluating TP-6076, our second-generation antibiotic candidate with potent activity against multidrug-resistant Gram-negative pathogens, during the second quarter of 2016. We look forward to keeping you updated on our progress throughout the year.”

Key Milestones for 2016

•	Provide regulatory update on eravacycline program – 1Q 2016

•	Initiate IV-only phase 3 clinical trial for eravacycline in cUTI - 3Q 2016

•	Initiate new clinical studies to advance the oral eravacycline development program - 2Q 2016

•	Advance TP-271 phase 1 clinical program - 2016

•	Initiate phase 1 clinical trial for TP-6076 - 2Q 2016

•	Present scientific data from antibiotic candidates at scientific meetings - 2016

Fourth-Quarter and Full-Year 2015 Financial Results

As of December 31, 2015, Tetraphase had cash and cash equivalents of $205.9 million and 36.6 million shares outstanding. The company expects that its cash and cash equivalents, as well as expected revenue from its U.S. government awards, will be sufficient to fund operations into at least early 2018.

For the fourth quarter of 2015, Tetraphase reported a net loss of $18.1 million, or $0.50 per share, compared to a net loss of $20.6 million, or $0.69 per share, for the same period in 2014. Revenues were $2.5 million compared to $3.1 million for the same period in 2014. Revenues for each period consisted of contract and grant revenue under the Company’s U.S. government awards for the development of Tetraphase compounds for the treatment of diseases caused by bacterial biothreat pathogens and for certain infections caused by life-threatening multidrug-resistant bacteria. Research and development (R&D) expenses for the fourth quarter of 2015 were $15.0 million compared to $19.7 million for the same period in 2014. The decrease in R&D expenses was primarily due to lower clinical trial and drug manufacturing costs for eravacycline as the IGNITE2 clinical trial concluded. General and administrative (G&A) expenses for the fourth quarter of 2015 were $5.6 million compared to $3.7 million for the same period in 2014. The increase in G&A expenses was primarily due to costs to support pre-commercialization activities for eravacycline.

For the year ended December 31, 2015, Tetraphase reported a net loss of $83.2 million, or $2.36 per share, compared to a net loss of $66.7 million, or $2.49 per share, for the same period in 2014. Revenues were $11.7 million for the year ended December 31, 2015 compared to $9.1 million for the same period in 2014. As stated above, revenues for each period consisted of contract and grant revenue under the Company’s U.S. government awards for the development of Tetraphase compounds for the treatment of diseases caused by bacterial biothreat pathogens and for certain infections caused by life-threatening multidrug-resistant bacteria. R&D expenses were $73.8 million for the year ended December 31, 2015 compared to $61.9 million for the same period in 2014. The increase in R&D expenses was primarily due to drug manufacturing and nonclinical costs in support of our NDA-related and pre-commercialization activities for eravacycline and activities in support of our preclinical candidate, TP-6076, as well as an increase in stock-based compensation. G&A expenses were $20.9 million for the year ended December 31, 2015 compared to $12.9 million for the same period in 2014. The increase in G&A expenses was primarily due to costs to support pre-commercialization activities for eravacycline.

Conference Call Information

Tetraphase will host a conference call today at 4:30 pm Eastern Time. The call can be accessed by dialing (844) 831-4023 (U.S. and Canada) or (731) 256-5215 (international) and entering passcode: 55430612. To access the live audio webcast, or the subsequent archived recording, visit the “Investor Relations — Events & Presentations” section of the Tetraphase website at www.tphase.com. The webcast will be recorded and available for replay on the Tetraphase website for 30 days following the call.

About Tetraphase Pharmaceuticals, Inc.

Tetraphase is a clinical-stage biopharmaceutical company using its proprietary chemistry technology to create novel antibiotics for serious and life-threatening MDR bacterial infections, including those caused by many of the MDR Gram-negative bacteria highlighted as urgent public health threats by the CDC. Tetraphase has created more than 3,000 novel tetracycline analogs using its proprietary technology platform. Tetraphase’s pipeline includes its late-stage broad-spectrum antibiotic, eravacycline, as well as two additional antibiotic candidates, TP-271 and TP-6076. Please visit www.tphase.com for more company information.

Forward-Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements regarding our strategy, future operations, prospects, plans and objectives, and other statements containing the words “anticipates,” “believes,” “expects,” “plans,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: whether results obtained in preclinical studies and early or interim clinical trials will be indicative of results obtained in future clinical trials; whether eravacycline will advance through the clinical trial process; whether the results of the Company’s development efforts will warrant regulatory submission and whether any such submissions will receive approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether, if eravacycline obtains approval, it will be successfully distributed and marketed; whether our cash resources will be sufficient to fund our continuing operations for the period anticipated; and other factors discussed in the “Risk Factors” section of our quarterly report on Form 10-Q, filed with the Securities and Exchange Commission on November 2, 2015. In addition, the forward-looking statements included in this press release represent our views as of February 23, 2016. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.

Tetraphase Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenues	$2,471	$3,072	$11,686	$9,098

Operating expenses
Research and development	15,016	19,727	73,768	61,932
General and administrative	5,587	3,728	20,916	12,932

Total operating expenses	20,603	23,455	94,684	74,864

Loss from operations	(18,132)	(20,383)	(82,998)	(65,766)

Other income (expense)
Other income (expense), net	16	(167)	(191)	(976)

Net loss	$(18,116)	$(20,550)	$(83,189)	$(66,742)

Net loss per share-basic and diluted	$(0.50)	$(0.69)	$(2.36)	$(2.49)

Weighted-average number of common shares used in net loss per share applicable to common stockholders-basic and diluted	36,559	29,647	35,261	26,807

Tetraphase Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	December 31, 2015	December 31, 2014
Assets
Cash and cash equivalents	$205,912	$121,042
Accounts receivable	4,151	3,458
Prepaid expenses and other current assets	3,705	2,097
Property and equipment, net	943	300
Other assets, noncurrent	206	307

Total assets	$214,917	$127,204

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$9,953	$13,598
Total term loan	—	4,782
Total deferred revenue	909	258
Stockholders’ equity	204,055	108,566

Total liabilities and stockholders’ equity	$214,917	$127,204

Investor Contacts:

Tetraphase Pharmaceuticals

Teri Dahlman

617-600-7040

tdahlman@tphase.com

Argot Partners

Susan Kim

212-600-1902

susan@argotpartners.com

Media Contact:

Sam Brown Inc.

Mike Beyer

312-961-2502

Mikebeyer@sambrown.com

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